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                                                                   EXHIBIT 99.1

FIRST BANK, TROY, NORTH CAROLINA, ASSUMES ALL OF THE DEPOSITS OF COOPERATIVE BANK, WILMINGTON, NORTH CAROLINA

                                                                 MEDIA CONTACT:
FOR IMMEDIATE RELEASE                                 LAJUAN WILLIAMS-DICKERSON
JUNE 19, 2009                               EMAIL: LWILLIAMS-DICKERSON@FDIC.GOV
                                                          PHONE: (202) 898-3876


Cooperative Bank, Wilmington, North Carolina was closed today by the North Carolina Office of Commissioner of Banks, which appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with First Bank, Troy, North Carolina, to assume all of the deposits of Cooperative Bank, except those from brokers.

The twenty-four offices of Cooperative Bank will reopen on Monday, as branches of First Bank. Depositors of Cooperative Bank will automatically become depositors of First Bank. Deposits will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage. Customers of both banks should continue to use their existing branches until First Bank can fully integrate the deposit records of Cooperative Bank.

Over the weekend, depositors of Cooperative Bank can access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual.

As of May 31, 2009, Cooperative Bank had total assets of $970 million and total deposits of approximately $774 million. In addition to assuming all of the deposits of the failed bank, First Bank agreed to purchase approximately $942 million of assets. The FDIC will retain the remaining assets for later disposition.

The FDIC and First Bank entered into a loss-share transaction on approximately $852 million of Cooperative Bank's assets. First Bank will share in the losses on the asset pools covered under the loss-share agreement. The loss-sharing arrangement is projected to maximize returns on the assets covered by keeping them in the private sector. The agreement also is expected to minimize disruptions for loan customers.

First Bank will purchase all the deposits, except about $57 million in brokered deposits, held by Cooperative Bank. The FDIC will pay the brokers directly for the amount of their funds. Customers who placed money with brokers should contact them directly for more information on the status of their deposits.

Customers who have questions about today's transaction can call the FDIC toll-free at 1-800-930-5169. The phone number will be operational this evening until 9:00 p.m., Eastern Daylight Time (EDT); on Saturday from 9:00 a.m. to 6:00 p.m., EDT; on Sunday from noon to 6:00 p.m., EDT; and thereafter from 8:00 a.m. to 8:00 p.m., EDT. Interested parties can also visit the FDIC's Web site at http://www.fdic.gov/bank/individual/failed/cooperative.html.
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The FDIC estimates that the cost to the Deposit Insurance Fund (DIF) will be
$217 million. First Bank's acquisition of all the deposits was the "least costly" resolution for the FDIC's DIF compared to alternatives. Cooperative Bank is the 39th FDIC-insured institution to fail in the nation this year, and the

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second in North Carolina. The last FDIC-insured institution to be closed in the state was Cape Fear Bank, Wilmington, on April 10, 2009.

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Congress created the Federal Deposit Insurance Corporation in 1933 to restore public confidence in the nation's banking system. The FDIC insures deposits at the natiJon's 8,246 banks and savings associations and it promotes the safety and soundness of these institutions by identifying, monitoring and addressing risks to which they are exposed. The FDIC receives no federal tax dollars - insured financial institutions fund its operations.


FDIC press releases and other information are available on the Internet at www.fdic.gov, by subscription electronically (go to
------------
www.fdic.gov/about/subscriptions/index.html) and may also be obtained through
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the FDIC's Public Information Center (877-275-3342 or 703-562-2200). PR-95-2009